Exhibit 4.7

Execution Copy

Trust Swap

Class A-3a Notes

CONFIRMATION FOR U.S. DOLLAR INTEREST RATE SWAP
TRANSACTION UNDER 1992 MASTER AGREEMENT

TO:	CNH Equipment Trust 2004-A (“Party B”)
Mr. James Bowden, ABS Unit
The Bank of New York, as Trustee
101 Barclay St., 8W
Tel: 212 815 2489
Fax: 212 815 3883

FROM:	Bank of America, N.A. (“Party A”)
100 N. Tryon Street, NC 1-007-13-01
Charlotte, North Carolina 28255
Attn: Capital Markets Documentation

DATE:	September 22, 2004

Our Reference Numbers: 13302334 13302343

The purpose of this letter agreement is to confirm the terms and conditions of the Swap Transaction entered into between us on the Trade Date specified below (the “Swap Transaction” or the “Transaction”).  This letter agreement constitutes a “Confirmation” as referred to in the Master Agreement specified below.

1.                                              The definitions and provisions contained in the 2000 ISDA Definitions (as published by the International Swaps and Derivatives Association, Inc., the “Definitions”) are incorporated into this Confirmation.  In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern.  Each party represents and warrants to the other that (a) it is duly authorized to enter into this Swap Transaction and to perform its obligations hereunder, (b) the Swap Transaction and the performance of its obligations hereunder do not violate any material obligation of such party, and (c) the person executing this Confirmation is duly authorized to execute and deliver it.

This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement between us dated as of September 22, 2004 (the “Agreement”).  This Confirmation shall supplement, form part of, and be subject to that Agreement, and all provisions contained or incorporated by reference in the Agreement shall govern this Confirmation except as expressly modified below.

2.                                       The terms of the particular Transaction to which this Confirmation relates are as follows:

Trade Date:	September 14, 2004

Effective Date:	September 22, 2004

Termination Date:	The earliest of (i) October 15, 2008 or (ii) when the Notional Amount hereunder has been reduced to zero, subject to early termination in accordance with the terms of the Agreement.

Calculation Periods:

For each Payment Date, the period from and including the immediately preceding Payment Date to, but excluding, such Payment Date (without regard to any Business Day adjustment in respect of Payment Dates, in the case of Fixed Rate Calculation Periods), during the Term of this Swap Transaction, except that (a) the initial Calculation Period will commence on, and include, the Effective Date, and (b) the final Calculation Period will end on, but exclude, the Termination Date (without regard to any Business Day adjustment in the case of the final Fixed Rate Calculation Period).

Floating Rate Calculation Periods correspond to “Interest Periods” under the Indenture dated as of September 1, 2004, between Party B, issuer, and JPMorgan Chase Bank, as indenture trustee (the “Indenture”).

Notional Amount:

For the Initial Calculation Period, the Outstanding Amount of the Class A-3a Notes as of the close of business on the first day of each Floating Rate Calculation Period “Outstanding Amount” and “Class A-3a Notes” each has the meaning specified in Appendix A to the Indenture.

Payment Dates:	The 15th day of each month, subject to the Following Business Day Convention, corresponding to “Payment Dates” under the Indenture.

Fixed Amounts:

Fixed Rate Payer:	Party B

Fixed Rate Payer
Payment Dates:	The 15th day of each month, commencing October 15, 2004, subject to adjustment in accordance with the Following Business Day Convention. No adjustment of Period End Dates.

Fixed Rate:	2.8850 per cent

Fixed Rate
Day Count Fraction:	30/360

Fixed Rate Payer Payment
Amounts:	For each Payment Date, in respect of a Calculation Period, the product of (a) the Fixed Rate, (b) the Fixed Rate Day Count Fraction and (c) the Notional Amount for such Calculation Period.

Floating Amounts:

Floating Rate Payer:	Party A

Floating Rate Payer
Payment Dates:	The 15th day of each month, commencing October 15, 2004, subject to adjustment in accordance with the Following Business Day Convention.

Floating Rate Option:	USD-LIBOR-BBA (set two London Banking Days prior to the first day of each Calculation Period).

Designated Maturity:	One month

Initial Floating Rate:	1.8275 per cent

Spread:	None

Floating Rate
Day Count Fraction:	Actual/360

Floating Rate Payer
Payment:	For each Payment Date, in respect of a Calculation Period, the product of (a) the Floating Rate, (b) the Floating Rate Day Count Fraction and (c) the Notional Amount for such Calculation Period.

Reset Dates:

Other than in connection with the Initial Floating Rate, on each Payment Date beginning with the October Payment Date, the Floating Rate (as determined two London Banking Days prior to each such Payment Date) will reset for the Floating Rate

Calculation Period commencing on each such Payment Date.

Compounding:	Inapplicable

Business Days:	New York

Business Day Convention:	Following (in respect of Payment Dates and Floating Rate Calculation Period End Dates only).

Calculation Agent:	Party A

3.                                       Market Quotation.

Notwithstanding the definition of “Market Quotation” in the Agreement, for purposes of determining Market Quotations in respect of this Transaction, Market Quotation shall mean a quotation from a Dealer (as defined herein), acceptable to both parties, of the amount, if any, that such Dealer Would demand to receive or would offer to pay in consideration of such Dealer entering into an agreement with the Requesting Party may in good faith agree, which would have the effect of preserving for the Requesting Party the economic equivalent of the parties’ rights and obligations under the Agreement; provided that, any such quotation shall not constitute a Market Quotation hereunder unless the Dealer shall have submitted, in connection with such quotation, a Dealer Certification (as defined herein).

If at least one Market Quotation from a Dealer other that Party A is provided, the Requesting Party shall then have the option to either: (i) accept the arithmetic mean of the Market Quotation; or (ii) require the party to the Agreement that is not the Requesting Party (the “Non-Requesting Party”) to assign, at the cost of the Non-Requesting Party, its rights and obligations under the Agreement to one of the Dealers providing Market Quotations; provided that (a) such assignment must be pursuant to documentation that is reasonably acceptable to the Requesting Party, and (b) the Requesting Party must receive such opinions and assurances as it reasonably requests in connection with such assignment.

In the event that no other Market Quotations are obtained, Party A may be the sole source of Market Quotations, so long as its calculations are made on the basis of a hypothetical transaction of like terms but with a notional amortization as set forth on Schedule A hereto and an option to reduce the notional to a substantially faster notional amortization.

For purposes of this Section:

“Dealer” means a leading dealer in the relevant markets (and may include Party A).

“Dealer Certification: means a certificate, execute by a Dealer, representing that: (i) the Dealer is qualified and authorized to enter into a n assignment of the Agreement; (ii) the Dealer has reviewed the terms of the Agreement in full and has provided a bid on the basis of such terms; and

(iii) upon the request of the Requesting Party, the Dealer will accept an assignment of the Non-Requesting Party’s rights and obligations under the Agreement in exchange for or by payment of the amount of its bid.

“Requesting Party “ means: (i) Party B in the case of an Event of Default where Party A is the Defaulting Party or a Termination event where Party A is the Affected Party; and (ii) Party A in the case of an Event of Default where Parry B is the Defaulting Party or a Termination Event where Party B is the Affected Party.

4.                                       Account Details:

Payments to Party A:	Name:	Bank of America, N.A.
	ABA#:	026009593
	Acct:	6550219386
	Attn:	Rate Derivatives Settlements

Payments to Party B:	Name:	JPMorgan Chase Bank
		New York, NYE
	ABA#:	021000021
	Account #:	507199782
	Ref:	CNH Equip 2004-A
	Attn:	R. Nowakowski
	Telephone:	312-267-5081

Please confirm that the foregoing correctly sets forth the terms and conditions of our agreement by responding within three (3) Business Days by returning via telecopier an executed copy of this Confirmation to the attention of Global Derivative Operations (fax no. (312) 234 3603).

Accepted and confirmed as of the date first written:

Bank of America, N.A.		CNH Equipment Trust 2004-A

By: The Bank of New York, not in its individual capacity but solely as Trustee

By:	/s/ RICHARD NEUMAN	By:	/s/ JONATHAN FARBER
Name: Richard Neuman		Name: Jonathan Farber
Title: Vice President		Title: Assistant Treasurer

SCHEDULE A

Begin Period	End Period	Base Amortization	Fast Amortization
9/22/2004	10/15/2004	$247,000,000.00	$247,000,000.00
10/15/2004	11/15/2004	$247,000,000.00	$247,000,000.00
11/15/2004	12/15/2004	$247,000,000.00	$247,000,000.00
12/15/2004	1/15/2005	$247,000,000.00	$247,000,000.00
1/15/2005	2/15/2005	$247,000,000.00	$247,000,000.00
2/15/2005	3/15/2005	$247,000,000.00	$247,000,000.00
3/15/2005	4/15/2005	$247,000,000.00	$247,000,000.00
4/15/2005	5/15/2005	$247,000,000.00	$247,000,000.00
5/15/2005	6/15/2005	$247,000,000.00	$247,000,000.00
6/15/2005	7/15/2005	$247,000,000.00	$247,000,000.00
7/15/2005	8/15/2005	$247,000,000.00	$247,000,000.00
8/15/2005	9/15/2005	$247,000,000.00	$247,000,000.00
9/15/2005	10/15/2005	$247,000,000.00	$247,000,000.00
10/15/2005	11/15/2005	$247,000,000.00	$247,000,000.00
11/15/2005	12/15/2005	$247,000,000.00	$230,355,512.02
12/15/2005	1/15/2006	$247,000,000.00	$213,506,750.78
1/15/2006	2/15/2006	$247,000,000.00	$195,593,296.61
2/15/2006	3/15/2006	$247,000,000.00	$177,218,103.13
3/15/2006	4/15/2006	$247,000,000.00	$158,303,521.94
4/15/2006	5/15/2006	$233,293,135.08	$136,786,286.46
5/15/2006	6/15/2006	$213,615,549.07	$116,874,347.63
6/15/2006	7/15/2006	$195,342,915.25	$98,529,680.58
7/15/2006	8/15/2006	$176,287,194.36	$80,057,906.33
8/15/2006	9/15/2006	$159,135,227.68	$63,473,480.92
9/15/2006	10/15/2006	$143,994,441.41	$49,111,822.80
10/15/2006	11/15/2006	$132,008,256.63	$37,312,516.74
11/15/2006	12/15/2006	$121,286,017.27	$26,683,586.01
12/15/2006	1/15/2007	$110,721,783.73	$16,432,984.69
1/15/2007	2/15/2007	$98,560,194.60	$5,375,153.90
2/15/2007	3/15/2007	$85,317,312.85	$—
3/15/2007	4/15/2007	$70,921,555.06	$—
4/15/2007	5/15/2007	$53,653,597.71	$—
5/15/2007	6/15/2007	$37,925,117.21	$—
6/15/2007	7/15/2007	$23,695,186.34	$—
7/15/2007	8/15/2007	$8,820,436.35	$—

8/15/2007	9/15/2007	$—	$—
9/15/2007	10/15/2007	$—	$—
10/15/2007	11/15/2007	$—	$—
11/15/2007	12/15/2007	$—	$—
12/15/2007	1/15/2008	$—	$—
1/15/2008	2/15/2008	$—	$—
2/15/2008	3/15/2008	$—	$—
3/15/2008	4/15/2008	$—	$—
4/15/2008	5/15/2008	$—	$—
5/15/2008	6/15/2008	$—	$—
6/15/2008	7/15/2008	$—	$—
7/15/2008	8/15/2008	$—	$—
8/15/2008	9/15/2008	$—	$—
9/15/2008	10/15/2008	$—	$—